Exhibit 10.1
EXECUTION VERSION
U.S. $1,250,000,000
CREDIT AGREEMENT
Dated as of August 30, 2007
among
WESTERN DIGITAL TECHNOLOGIES, INC.
as Borrower
and
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
and
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Administrative Agent
and
CITICORP GLOBAL CAPITAL MARKETS and JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agents
and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
CITIGROUP GLOBAL MARKETS INC.
and
J.P. MORGAN SECURITIES INC.
as Arrangers

i

ii

Schedules
Schedule I — List of Applicable Lending Offices*
Schedule 5.02(a) — Existing Liens*
Schedule 5.02(d) — Existing Debt*

Exhibits

Exhibit A	—	Form of Note

Exhibit B	—	Form of Notice of Borrowing*

Exhibit C	—	Form of Assignment and Acceptance*

Exhibit D	—	Form of Opinion of Counsel for the Borrower*

Exhibit E	—	Form of Parent Guaranty*

Exhibit F	—	Form of Subsidiary Guaranty*
* This annex, exhibit or schedule to the Credit Agreement has been omitted and will be furnished to the Commission upon request.

iii

CREDIT AGREEMENT
Dated as of August 30, 2007
     WESTERN DIGITAL TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, CITICORP GLOBAL CAPITAL MARKETS and JPMORGAN CHASE BANK, N.A., as co-syndication agents, and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acquisition” means the acquisition by the Borrower of all of the outstanding Equity Interests of Komag pursuant to the Tender Offer and the Merger.
     “Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of June 28, 2007, among Parent, State M Corporation and Komag, as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof.
     “Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.
     “Agent’s Account” means the account of the Agent maintained by the Agent at Citibank NA, ABA 021000089, Acct 40717188, ACCT NAME: Goldman Sachs Credit Partners.
     “Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means (a) for Base Rate Advances as of any date, 0% per annum and (b) for Eurodollar Rate Advances as of any date, 0.625% per annum.

     “Arrangers” means Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.
     “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any of its Subsidiaries), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Interests of any of the Borrower’s Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) licenses and sublicenses of intellectual property rights in the ordinary course of business, (iii) cash or cash equivalents, (iv) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of compromise or collection, (v) leases of real property, (vi) sales of Equity Interests constituting Margin Stock, and (vii) sales of other assets for aggregate consideration of less than $20,000,000.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
     “Assumed Debt” has the meaning specified in Section 5.02(d)(iv).
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
     (a) the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time;
     (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and
     (c) 1/2 of one percent per annum above the Federal Funds Rate.
     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).
     “Borrower Information” has the meaning specified in Section 8.08.
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York or California and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries. For purposes of determining compliance with the covenant set forth in Section 5.03(b) as of or for the periods ended on the last day of the first fiscal quarter of fiscal year 2008, the last day of the second fiscal quarter of fiscal year 2008 and the last day of the third fiscal quarter of fiscal year 2008, Capital Expenditures will be deemed to be equal to (i) for the second fiscal quarter of fiscal year 2007, $110,000,000, (ii) for the third fiscal quarter of fiscal year 2007, $70,000,000 and (iii) for the fourth fiscal quarter of fiscal year 2007, $85,000,000.
     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Citibank” means Citibank, N.A.
     “Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment” or (b) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.05.
     “Commitment Termination Date” means the earliest of (i) consummation of the Merger, (ii) 180 days after the Effective Date, (iii) the date that the Borrower terminates the Unused Commitments in accordance with Section 2.04 and (iv) the date on which the Unused Commitments terminate in accordance with the terms hereof.
     “Communications” has the meaning specified in Section 8.02(b).

     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person that are (i) not overdue by more than 60 days or (ii) contested in good faith by appropriate proceedings and as to which appropriate reserves are maintained by such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements entered into with a particular counterparty (determined as of any date as the amount such Person would be required to pay to its counterparty in accordance with the terms thereof as if terminated on such date of determination), (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guarantied Debt”) guarantied directly or indirectly in any manner by such Person, or in effect guarantied directly or indirectly by such Person through an agreement (1) to pay or purchase such Guarantied Debt or to advance or supply funds for the payment or purchase of such Guarantied Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guarantied Debt or to assure the holder of such Guarantied Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guarantied Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. The amount of any Debt that is only recourse to specific assets of such Person shall be deemed to be equal to the lesser of (x) the principal amount of such Debt and (y) the fair market value of the assets of such Person to which such Debt has recourse.
     “Debt for Borrowed Money” means, as at any date of determination, all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of Parent and its Subsidiaries. For the avoidance of doubt, Debt for Borrowed Money does not include obligations under Hedge Agreements.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia (other than a Subsidiary that is owned directly or indirectly by a controlled foreign corporation as defined in Section 957(a) of the Internal Revenue Code).
     “EBITDA” means, for any period, net income (or net loss) plus the sum of the following, to the extent deducted in determining net income: (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) other non-cash items reducing net income (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any further period or amortization of a prepaid cash charge that was paid in a prior period), and (f) one-time merger, integration and transaction costs payable by the Borrower or any of its Subsidiaries in connection with the transactions contemplated by the Acquisition Agreement and the Loan Documents in an amount not to exceed $165,000,000 in the aggregate and minus the sum of (x) non-cash gains increasing net income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period) and (y) interest income, in each case determined in accordance with GAAP for such period. For purposes of determining compliance with the covenants set forth in Sections 5.03(a) and (b) as of or for the periods ended on the last day of the first fiscal quarter of fiscal year 2008, the last day of the second fiscal quarter of fiscal year 2008 and the last day of the third fiscal quarter of fiscal year 2008, EBITDA will be deemed to be equal to (i) for the second fiscal quarter of fiscal year 2007, $183,700,000, (ii) for the third fiscal quarter of fiscal year 2007, $182,800,000 and (iii) for the fourth fiscal quarter of fiscal year 2007, $154,200,000.
     “EDGAR Website” has the meaning specified in Section 5.01(j).
     “Effective Date” has the meaning specified in Section 3.01.
     “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.
     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising pursuant to or based upon any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

     “Environmental Law” means any civil or criminal, federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the manufacturing, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding debt securities exchangeable into such Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Reuters Screen LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).
     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
     “Events of Default” has the meaning specified in Section 6.01.
     “Existing Debt” has the meaning specified in Section 5.02(d)(iii).
     “Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Advances of such Lender plus the Unused Commitments of such Lender; provided, at any time prior to the making of the Advances, the Exposure of any Lender shall be equal to such Lender’s Commitment.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
     “Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Parent and its Subsidiaries on a consolidated basis equal to (i) Interest Expense and (ii) Capital Expenditures.
     “GAAP” has the meaning specified in Section 1.03.
     “GSCP” has the meaning specified in the preamble.
     “Guarantied Debt” has the meaning specified in the definition of “Debt.”
     “Guarantor” means each of Parent and any Significant Subsidiary of the Borrower that is a Domestic Subsidiary.
     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar interest rate or exchange rate hedging agreements.
     “Indemnified Costs” has the meaning specified in Section 7.05.
     “Indemnified Party” has the meaning specified in Section 8.04(b).
     “Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Debt for Borrowed Money of Parent and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements, excluding any amount not payable in Cash. For purposes of determining compliance with the covenant set forth in Section 5.03(b) as of or for the periods ended on the last day of the first fiscal quarter of fiscal year 2008, the last day of the second fiscal quarter of fiscal year 2008 and the last day of the third fiscal quarter of fiscal year 2008, Interest Expense will be deemed to be equal to (i) for the second fiscal quarter of fiscal year 2007, $1,245,000, (ii) for the third fiscal quarter of fiscal year 2007, $787,000 and (iii) for the fourth fiscal quarter of fiscal year 2007, $885,000.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period that ends after the Maturity Date;
     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Komag” means Komag, Incorporated, a Delaware corporation.
     “Komag Indenture” means that certain Indenture dated as of March 28, 2007 between Komag, as issuer, and U.S. Bank National Association, as trustee.
     “Komag Material Adverse Effect” means a “Material Adverse Effect” (as defined in the Acquisition Agreement).
     “Komag Subordinated Notes” means those certain 2.125% convertible subordinated notes due 2014 of Komag issued pursuant to the Komag Indenture.
     “Lenders” means each Initial Lender and each Person that shall become a party hereto pursuant to Section 8.07.

     “Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Loan Documents” means this Agreement, the Notes, if any, the Parent Guaranty, the Subsidiary Guaranties, if any, and all other documents, instruments or agreements executed and delivered by Parent, the Borrower or any of its Subsidiaries for the benefit of any Agent or any Lender in connection herewith.
     “Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
     “Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.
     “Maturity Date” means the date 364 days after the Effective Date.
     “Merger” means the merger of State M Corporation with and into Komag, with Komag as the surviving corporation.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than the Advances) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Sale.
     “Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.
     “Notice” has the meaning specified in Section 8.02(c).
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Obligations” means all obligations of every nature of the Borrower under the Loan Documents, including obligations from time to time owed to the Agent (including any former Agent), the Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.
     “Parent” means Western Digital Corporation, a Delaware corporation.
     “Parent Guaranty” means that certain Guaranty in the form attached as Exhibit E, to be executed by Parent in favor of the Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Participant Register” has the meaning specified in Section 8.07(e).
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and, if not bonded, for which any reserves required by GAAP have been established; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (f) landlords’ Liens under leases to which such Person is a party; (g) Liens consisting of leases, subleases, licenses or sublicenses granted to others and not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(f) or securing appeal or other surety bonds related to such judgments; and (j) restrictions on funds held for payroll customers pursuant to obligations to such customers.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Platform” has the meaning specified in Section 8.02(b).
     “Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (i) any acquisition other than the Acquisition, (ii) any incurrence of Debt or (iii) any Asset Sale (including (a) pro forma adjustments arising out of events which are directly attributable to any proposed acquisition, any incurrence of Debt or any Asset Sale, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the staff of the Securities and Exchange Commission, (b) pro forma adjustments reasonably acceptable to the Agent arising out of operating expense reductions attributable to such transaction being given pro forma effect that (1) have been realized or (2) will be implemented following such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (A) reduction in personnel expenses, (B) reduction of costs related to administrative functions, (C) reduction of costs related to leased or owned properties and (D) reductions from the consolidation of operations and streamlining of corporate overhead, and (c) such other adjustments as are reasonably satisfactory to the Agent, in each case as certified by an officer of the Borrower) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired and the consolidated financial statements of Parent and its Subsidiaries and assuming that all acquisitions (other than the Acquisition) that have been consummated during the period, any Asset Sale and any Debt or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Debt to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Debt as at the relevant date of determination).
     “Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the Exposure of that Lender at such time and the denominator of which is the aggregate Exposure of all Lenders at such time.

     “Reference Banks” means Citicorp USA, Inc. and JPMorgan Chase Bank, N.A.
     “Register” has the meaning specified in Section 8.07(d).
     “Required Lenders” means at any time one or more Lenders having or holding Exposure representing more than 50% of the aggregate Exposure of all Lenders.
     “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower now or hereafter outstanding.
     “Significant Subsidiary” has the meaning specified in Regulation S-X promulgated under the Securities Act of 1933, as amended.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Notwithstanding the foregoing, other than with respect to the representations and warranties set forth in the officer’s certificate required under Section 3.01(g)(vi) or in Sections 4.01(b)(ii) and 4.01(j) made on the Effective Date, Komag shall not be deemed to be a Subsidiary of the Borrower until consummation of the Merger.
     “Subsidiary Guaranty” means that certain Subsidiary Guaranty in the form attached as Exhibit F, to be executed by any Significant Subsidiary of the Borrower that is a Domestic Subsidiary in favor of the Agent pursuant to Section 5.01(k), as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Tender Offer” means the cash tender offer made by State M Corporation to acquire all of the outstanding Equity Interests of Komag for $32.25 net per share pursuant to the Tender Offer Documents.
     “Tender Offer Documents” means the Offer to Purchase, the Letter of Transmittal, the Schedule TO and any other documents related thereto, as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof.
     “Type” has the meaning specified in the definition of “Advance.”
     “Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Commitment at such time minus (b) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time.
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
     SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).
ARTICLE II.
AMOUNTS AND TERMS OF THE ADVANCES
     SECTION 2.01 The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make up to three Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date; provided that the first two Advances shall be made no later than 90 days after the Effective Date. Each such Advance made by a Lender shall be in an amount not to exceed such Lender’s Unused Commitment, and all such Advances made by such Lender shall not exceed such Lender’s Commitment. Each Borrowing shall be in an aggregate amount of $100,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.
     SECTION 2.02 Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing (or such shorter period as may otherwise be agreed to by the Arrangers) in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.
          (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (c) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
          (d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
     SECTION 2.03 Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Unused Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Commitment Termination Date at a rate per annum equal to 0.125%, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2007, and on the Commitment Termination Date.
          (b) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.
     SECTION 2.04 Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
     SECTION 2.05 Repayment of Advances. The Borrower shall repay to the Agent for the ratable account of each Lender on the Maturity Date the aggregate principal amount of the Advances made by such Lender and then outstanding.
     SECTION 2.06 Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day that is three months after the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.
     SECTION 2.07 Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a)(ii).
          (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
          (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

          (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
          (f) If Reuters Screen LIBOR01 Page is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,
     (i) the Agent shall forthwith notify the Borrower and the Lender that the interest rate cannot be determined for such Eurodollar Rate Advances,
     (ii) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and
     (iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
     SECTION 2.08 Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
     SECTION 2.09 Optional Prepayments of Advances. The Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

     SECTION 2.10 Mandatory Prepayments of Advances.
          (a) Asset Sales. No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, the Borrower shall prepay the Advances as set forth in Section 2.10(e) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within one year of receipt thereof (or 18 months of receipt thereof if committed to be reinvested within one year of receipt thereof) in assets of the general type used in the business of the Borrower and its Subsidiaries.
          (b) Issuance of Equity Securities. No later than one Business Day after the date of receipt by the Borrower of any cash proceeds from the issuance of any Equity Securities of the Borrower or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), the Borrower shall prepay the Advances as set forth in Section 2.10(e) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
          (c) Issuance of Debt. No later than one Business Day after the date of receipt by the Borrower or any of its Subsidiaries of any cash proceeds from the incurrence of any Debt of the Borrower or any of its Subsidiaries (other than with respect to any Debt permitted to be incurred pursuant to Section 5.02(d)), the Borrower shall prepay the Advances as set forth in Section 2.10(e) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
          (d) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(c), the Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
          (e) Application of Prepayments of Advances to Base Rate Advances and Eurodollar Rate Advances. Any prepayment of Advances shall be applied first to Base Rate Advances to the full extent thereof before application to Eurodollar Rate Advances, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 8.04(c).
     SECTION 2.11 Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request made or issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate

Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from excluded taxes described in Section 2.14(a), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or materially reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
     SECTION 2.12 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.06(a)(i), as the case may be, and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
     SECTION 2.13 Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
     SECTION 2.14 Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent or any other recipient of any payment made by or on account of any obligation of the Borrower hereunder, in each case inclusive of all liabilities with respect thereof, (i) all taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it in lieu of net income taxes and branch profits taxes imposed on it (A) by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent (as the case may be) is organized or has its principal place of business, (B) by a jurisdiction solely as a result of a present or former connection between the Agent or such Lender and such jurisdiction (other than any such connection arising from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, any of the Loan Documents), or (C) in the case of each Lender, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (ii) any withholding or backup withholding tax that (A) is imposed under a law in effect at the time such Lender becomes a party hereto or otherwise acquires an interest herein (or designates a new lending office) or (B) is attributable to such Lender’s failure (or unreasonable delay) to comply with Section 2.14(e) or Section 2.14(f), except to the extent that such Lender (or its assignor, if any) was otherwise entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.14(a), and (iii) any tax that results from a recipient’s gross negligence or willful misconduct (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).
          (c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. A certificate of the Agent or a Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Agent or such Lender shall be delivered to the Borrower by the applicable Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the applicable Lender. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) delivers such certificate therefor.
          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. For purposes of subsection (e) and subsection (f), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) Any Lender that is a United States person and has not otherwise established to the reasonable satisfaction of the Borrower and the Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to the Borrower and the Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent or as otherwise prescribed by applicable law, but only if such Lender is legally entitled to do so), duly executed and properly completed copies of Internal Revenue Service Form W-9.
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
          (h) If the Agent or a Lender determines, in its good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the

Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such governmental authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person.
     SECTION 2.15 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
     SECTION 2.16 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount equal to the Commitment of such Lender.
          (b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
     SECTION 2.17 Use of Proceeds. The proceeds of the Advances (a) shall be contributed to State M Corporation and used by State M Corporation to fund the Tender Offer and the Acquisition (including paying fees, commissions and expenses in connection with the Tender Offer and the Acquisition) and (b) may be used to repurchase the Komag Subordinated Notes.
ARTICLE III.
CONDITIONS TO EFFECTIVENESS AND LENDING
     SECTION 3.01 Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
     (a) There shall have occurred no Komag Material Adverse Effect since April 1, 2007.
     (b) The Minimum Tender Condition (as defined in the Acquisition Agreement) shall have been satisfied. The Tender Offer shall have been consummated pursuant to the Acquisition Agreement and the Tender Offer Documents, and all conditions precedent to the consummation of the Tender Offer shall have been satisfied or waived (with the prior consent of the Arrangers if the Arrangers determine such waiver is materially adverse to the Lenders).
     (c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
     (d) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.
     (e) The Borrower shall have paid all accrued fees and all reasonable documented out of pocket costs and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).
     (f) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

     (i) (A) The representations and warranties made by or with respect to Komag and its Subsidiaries in the Acquisition Agreement (but only to the extent that Parent or State M Corporation has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement) are correct, (B) the representations and warranties relating to Komag and its Subsidiaries set forth in Sections 4.01(b)(ii) and (j) are correct, and (C) the representations and warranties relating to the Borrower and its Subsidiaries contained in Section 4.01 are correct in all material respects, in each case on and as of the Effective Date, except to the extent that they were made as of an earlier date, in which case they shall be correct (or, in the case of clause (C) above, correct in all material respects) as of that earlier date (provided that the representations and warranties in Section 4.01(b), (d), (g), (h) and (j) and any representations and warranties in Section 4.01 that are qualified by materiality or a Material Adverse Effect shall be correct in all respects), and
     (ii) No event has occurred and is continuing that constitutes a Default.
     (g) The Agent shall have received on or before the Effective Date the following, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:
     (i) This Agreement and the Parent Guaranty, originally executed and delivered by the Borrower and Parent, respectively.
     (ii) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.
     (iii) Certified copies of the resolutions of the Board of Directors of (i) Parent approving the Parent Guaranty and (ii) the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and the Parent Guaranty.
     (iv) A certificate of the Secretary or an Assistant Secretary of each of Parent and the Borrower certifying the names and true signatures of the officers of Parent and the Borrower, respectively, authorized to sign this Agreement, the Notes, the Parent Guaranty and the other documents to be delivered hereunder.
     (v) A favorable opinion of O’Melveny & Myers LLP, counsel for the Borrower and Parent, substantially in the form of Exhibit D hereto.
     (vi) A certificate from the Parent dated the Effective Date and addressed to the Agent and the Lenders, and in form, scope and substance satisfactory to the Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Tender Offer, the Parent and its Subsidiaries are and will be Solvent on a consolidated basis.

     (vii) All documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.
     (h) All pre-existing Debt of the Borrower and its Subsidiaries (other than the Komag Subordinated Notes and certain other Debt disclosed to and approved by the Arrangers) shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all Liens related thereto (other than certain Liens disclosed to and approved by the Arrangers) shall have been terminated or released, in each case on terms satisfactory to the Arrangers.
     (i) During the period from and including the date of execution of this Agreement to and including the Effective Date, each of the Borrower (or Parent) and Komag shall have filed with the Securities and Exchange Commission all required reports on Form 10-K and Form 10-Q in a timely manner.
     SECTION 3.02 Conditions Precedent to Each Borrowing After the Effective Date. The obligation of each Lender to make an Advance on the occasion of each Borrowing (other than the initial Borrowing on the Effective Date) shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):
     (a) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of such date, or if made as of an earlier date, they shall be correct in all material respects as of such earlier date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (provided that the representations and warranties in Section 4.01(b), (d), (g), (h) and (j) and any representations and warranties in Section 4.01 that are qualified by materiality or a Material Adverse Effect shall be correct in all respects), and
     (b) no event has occurred and is continuing, or would result from such Borrowing, that constitutes a Default.
     SECTION 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
SECTION 4.01 Representations and Warranties. The Borrower represents and warrants as follows:
     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws, (ii) the Komag Indenture or (iii) applicable law or any other contractual restriction binding on or affecting the Borrower or its Subsidiaries, other than violations of contractual restrictions that could not reasonably be expected to result in a Material Adverse Effect or result in the imposition of any Lien on any asset of the Borrower or any of its Subsidiaries other than Liens permitted hereunder.
     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.
     (d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.
     (e) (i) The Consolidated balance sheet of Parent and its Subsidiaries as at June 30, 2006, and the related Consolidated statements of income and cash flows of Parent and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, (ii) the Consolidated balance sheet of Parent and its Subsidiaries as at September 29, 2006, and the related Consolidated statements of income and cash flows of Parent and its Subsidiaries for the three months then ended, (iii) the Consolidated balance sheet of Parent and its Subsidiaries as at December 29, 2006, and the related Consolidated statements of income and cash flows of Parent and its Subsidiaries for the six months then ended, and (iv) the Consolidated balance sheet of Parent and its Subsidiaries as at March 30, 2007, and the related Consolidated statements of income and cash flows of Parent and its Subsidiaries for the nine months then ended, in each case duly certified by the chief financial officer of Parent as contemplated by Item 601(b)(31)(i) of Regulation S-K under the Securities Exchange Act of 1934, as amended, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at September 29, 2006, December 29, 2006 and March 30, 2007, and said statements of income and cash flows for the three, six and nine months, respectively, then ended, to year-end audit adjustments, the Consolidated financial condition of Parent and its Subsidiaries as at such dates and the Consolidated results of the operations of Parent and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since March 30, 2007, there has been no Material Adverse Change.
     (f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
     (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).
     (h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     (i) No information, exhibits and reports furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, taken as a whole, contain any untrue statement of a material fact and do omit to state a material fact necessary to make the statements made therein not misleading; provided that with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time made.
     (j) The Parent and its Subsidiaries are Solvent on a consolidated basis.
     (k) To the extent applicable, the Borrower is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Patriot Act. No part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V.
COVENANTS OF THE BORROWER
     SECTION 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all material applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves under GAAP are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.
     (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise, or the corporate existence of any Subsidiary, if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.
     (e) Visitation Rights. At any reasonable time and from time to time, and so long as no Event of Default has occurred and is continuing, no more than once per calendar year, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.
     (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with, and to the extent required by, GAAP in effect from time to time (or local accounting requirements).
     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.
     (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (i) transactions between the Borrower and its Subsidiaries, or between two or more Subsidiaries, (ii) compensation arrangements for directors or executive officers approved by the Board of Directors or the compensation committee of the board of directors and (iii) transactions incurred in the ordinary course of business with Persons that have directors who are also directors or executive officers of the Borrower.
     (i) Reporting Requirements. Furnish to the Agent:
     (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Parent, the Consolidated balance sheet of Parent and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of Parent as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and certificates of the chief financial officer, chief accounting officer, controller or treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of Parent, a copy of the annual audit report for such year for Parent and its Subsidiaries, containing the Consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of Parent and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by KPMG LLP or other independent public accountants of recognized national standing (that does not include any “going concern” or similar qualification, or any qualification as to the scope of their audit) and certificates of the chief financial officer, chief accounting officer, controller or treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;
     (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
     (iv) promptly after the sending or filing thereof, copies of all reports that Parent sends to its securityholders generally, and copies of all reports on Form 10-K, 10-Q or 8-K (other than pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended) and registration statements for the public offering (other than pursuant to employee Plans) of securities of Parent that Parent or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;
     (v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and
     (vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.
     (j) Delivery. Documents required to be delivered pursuant to Section 5.01(i)(i), (i)(ii) and (i)(iv) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address www.wdc.com or another website address provided by the Borrower in a written notice to the Agent; (ii) on which such documents are posted on a publicly available website maintained by or on behalf of the Securities and Exchange

Commission for access to documents filed in the EDGAR database (the “EDGAR Website”), or (iii) on which such documents are posted on behalf of the Borrower or Parent on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Agent, for delivery by the Agent to any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent and (ii) except with respect to documents posted on the EDGAR Website, the Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and, if requested by the Agent, provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
     (k) Subsidiary Guaranty. Cause any of its Domestic Subsidiaries that (i) is a Significant Subsidiary created or acquired after the Effective Date or (ii) to which it or any of its other Subsidiaries transfers assets resulting in such Domestic Subsidiary becoming a Significant Subsidiary after the Effective Date, in either case, to guaranty the Obligations pursuant to the Subsidiary Guaranty.
     SECTION 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:
     (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
     (i) Permitted Liens;
     (ii) Liens securing Debt permitted pursuant to Section 5.02(d)(v); provided that (x) such Liens attach at all times only to the assets so financed except for accessions to the property that is affixed or incorporated into the property covered by such Lien or financed with the proceeds of such Debt and the proceeds and the products thereof and (y) individual financings or leases of equipment provided by one lender or lessor may be cross collateralized to other financings of equipment provided by such lender or lessor;
     (iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto;
     (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

     (v) Liens on cash collateral or government securities to secure obligations under Hedge Agreements, letters of credit and bank guaranties, provided that the aggregate value of any collateral so pledged does not exceed $10,000,000 in the aggregate at any time;
     (vi) assignments of the right to receive income effected as a part of the sale of a business unit or for collection purposes;
     (vii) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt (other than as described in clause (i) of the definition thereof), (B) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;
     (viii) Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
     (ix) other Liens securing Debt in an aggregate principal amount not to exceed the amount specified in Section 5.02(d)(xxii) at any time outstanding;
     (x) Liens on Margin Stock; and
     (xi) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.
     (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, the Borrower, (iii) any Subsidiary of the Borrower may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other Person so long as the Borrower delivers to the Agent a certificate demonstrating compliance on a Pro Forma Basis with Section 5.03 after giving effect to such transaction, (iv) any Subsidiary of the Borrower may merge or consolidate with or into any other Person so long as such Subsidiary is the surviving corporation, (v) the Borrower may merge or consolidate with or into any other Person so long as the Borrower is the surviving corporation and (vi) the

Merger may be consummated, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
     (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.
     (d) Debt. Create or suffer to exist, or permit any Subsidiary to create or suffer to exist, any Debt other than:
     (i) the Obligations;
     (ii) Debt owed to the Borrower or to a wholly owned (other than directors’ qualifying shares) Subsidiary of the Borrower;
     (iii) Debt existing on the Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing (other than by increasing such amount by fees and expenses in connection with any refinancing);
     (iv) Debt of a Person existing at the time such Person is merged into or consolidated with any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower (the “Assumed Debt”) and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Assumed Debt; provided that (A) such Debt was not created in contemplation of such merger, consolidation or acquisition and (B) the principal amount of such Assumed Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed (other than as expressly permitted hereunder), as a result of or in connection with such extension, refunding or refinancing (other than by increasing such amount by fees and expenses in connection with any refinancing);
     (v) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) (x) in respect of Capital Leases or (y) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and modifications, extensions, renewals, refundings, replacements and extensions of any such Debt that do not increase the outstanding principal amount thereof;
     (vi) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

     (vii) Debt incurred by the Borrower or any of its Subsidiaries arising from guaranties, letters of credit or bank guaranties in the ordinary course of business;
     (viii) Debt incurred by the Borrower or any of its Subsidiaries in respect of surety, performance, statutory or appeal bonds or similar obligations (including those issued in respect of workers’ compensation, unemployment insurance and other types of social security) in the ordinary course of business;
     (ix) Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
     (x) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;
     (xi) guaranties by the Borrower of Debt of any Subsidiary or guaranties by a Subsidiary of the Borrower of Debt of the Borrower or any Subsidiary with respect, in each case, to Debt otherwise permitted to be incurred pursuant to this Section 5.02(d);
     (xii) guaranties by the Borrower or any of its Subsidiaries of the Komag Subordinated Notes;
     (xiii) guaranties by the Borrower or any of its Subsidiaries of the obligations under Hedge Agreements entered into in the ordinary course of business;
     (xiv) customary indemnification and purchase price adjustment obligations incurred in connection with sales of assets and acquisitions;
     (xv) contingent obligations consisting of take or pay obligations contained in supply agreements, in each case incurred in the ordinary course of business;
     (xvi) Debt representing deferred compensation to employees;
     (xvii) Debt consisting of promissory notes issued to future, present or former directors, officers, members of management, employees or consultants of Parent or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent or any of its direct or indirect parent companies;
     (xviii) Debt consisting of the financing of insurance premiums;
     (xix) Debt permitted under Section 5.02(e);

     (xx) warranty obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;
     (xxi) obligations of the Borrower or any of its Subsidiaries incurred in connection with rebate programs; and
     (xxii) other Debt in an amount not to exceed 5% of Consolidated total assets of Parent and its Subsidiaries at any time outstanding (determined as of the date such Debt was incurred).
     (e) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or Hedge Agreements except in the ordinary course of business and not for speculative purposes.
     (f) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business carried on by the Borrower and its Subsidiaries considered as a whole at the date hereof.
     (g) Restricted Junior Payments. Directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, or permit any of its Subsidiaries through any manner or means or through any other Person to directly or indirectly declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except:
     (i) the Borrower may make Restricted Junior Payments to Parent to the extent necessary to permit Parent to purchase or redeem Equity Interests of Parent (including related stock appreciation rights or similar securities) (A) held by then present or former directors, consultants, officers or employees of the Borrower, Parent or any of their respective Subsidiaries or by any employee compensation and incentive arrangements upon such person’s death, disability, retirement or termination of employment or under the terms of any such employee compensation and incentive arrangements or any other agreement under which such shares of stock or related rights were issued or (B) held by present or former officers, directors or employees of the Borrower, Parent or any of their respective Subsidiaries at any time in order to provide liquidity to such officers in the ordinary course of business; provided that the aggregate amount of such purchases or redemptions under this paragraph (i) shall not exceed $100,000,000 (plus, in the case of either subclause (A) or (B), the amount of net proceeds received by the Borrower or Parent during such fiscal year from (x) sales of Equity Interests of Parent to directors, officers or employees of the Borrower, Parent or any of their respective Subsidiaries in connection with employee compensation and incentive arrangements and (y) third-party insurers under key-man life insurance policies that were not already applied under this clause (i)) which, if not used in any year, may be carried forward to any subsequent fiscal year;

     (ii) repurchases of common stock of Parent in open market transactions, pursuant to the existing stock repurchase program approved by the governing body of Parent, in an aggregate amount not to exceed $62,000,000; and
     (iii) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of, and any required tax withholdings in respect of, such options.
     SECTION 5.03 Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
     (a) Leverage Ratio. Maintain, as of the last day of each fiscal quarter set forth in the table below, a ratio, calculated on a Pro Forma Basis, of Consolidated Debt for Borrowed Money as at the last day of such period to Consolidated EBITDA of Parent and its Subsidiaries for the period of four consecutive fiscal quarters then ended of not greater than the levels set forth in the table below:

Fiscal Quarter	Leverage Ratio
1st fiscal quarter of fiscal year 2008	1.95:1.00
2nd fiscal quarter of fiscal year 2008	2.05:1.00
3rd fiscal quarter of fiscal year 2008	2.30:1.00
4th fiscal quarter of fiscal year 2008	2.40:1.00
     (b) Fixed Charge Coverage Ratio. Maintain, as of the last day of each fiscal quarter set forth in the table below, a ratio, calculated on a Pro Forma Basis, of Consolidated EBITDA of Parent and its Subsidiaries for the period of four consecutive fiscal quarters then ended to Consolidated Fixed Charges of Borrower and its Subsidiaries for such period of not less than the levels set forth in the table below:

Fiscal Quarter	Fixed Charge Coverage Ratio
1st fiscal quarter of fiscal year 2008	1.45:1.00
2nd fiscal quarter of fiscal year 2008	1.20:1.00
3rd fiscal quarter of fiscal year 2008	0.85:1.00
4th fiscal quarter of fiscal year 2008	0.65:1.00

ARTICLE VI.
EVENTS OF DEFAULT
     SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or
     (b) Any representation or warranty made by the Borrower or any Guarantor herein or in any other Loan Document or by the Borrower or any Guarantor (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made; or
     (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or (i)(iii), 5.02 or 5.03, or (ii) the Borrower or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or
     (d) Parent, the Borrower or any of their respective Significant Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of Parent, the Borrower or such Significant Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause, or to permit the holder or holders of that Debt (or a trustee on behalf of such holder or holders) to cause, that Debt to become or be declared due and payable (or redeemable) prior to the stated maturity thereof; or
     (e) Parent, the Borrower or any of their respective Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Parent, the Borrower or any of their respective Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Parent, the Borrower or any of their respective Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
     (f) Judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against Parent, the Borrower or any of their respective Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
     (g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the Effective Date, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to direct the management or policies of the Borrower; or
     (h) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $50,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or
     (i) At any time after the execution and delivery thereof, (i) the Parent Guaranty or the Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) the Borrower or any Guarantor shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future Advances by Lenders, under any Loan Document to which it is a party;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII.
THE AGENT
     SECTION 7.01 Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. In performing its functions and duties hereunder, the Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. The Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

     SECTION 7.02 Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.
     SECTION 7.03 GSCP and Affiliates. With respect to its Commitments, the Advances made by it and the Note, if any, issued to it, GSCP shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GSCP in its individual capacity. GSCP and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if GSCP were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent. In the event that GSCP or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guarantied by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of the Borrower hereunder or under any other Loan Document by or on behalf of GSCP in its capacity as the Agent for the benefit of any Lender under this Agreement or any Note (other than GSCP or an Affiliate of GSCP) and which is applied in accordance with this Agreement shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
     SECTION 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     SECTION 7.05 Indemnification.
          (a) The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the sum of the respective principal amounts of the Advances then owed to each of them and the Unused Commitments of each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent in its capacity as such under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.
          (b) The failure of any Lender to reimburse the Agent promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 7.05 that are subsequently reimbursed by the Borrower.
     SECTION 7.06 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent of the Borrower, not to be unreasonably withheld or delayed. If the Required Lenders have not appointed a successor Agent, the Agent shall have the right to appoint a financial institution to act as Agent hereunder with the consent of the Borrower, not to be unreasonably withheld or delayed, and in any case, the Agent’s resignation shall become effective on the thirtieth day after such notice of resignation. If neither the Required Lenders nor the Agent have appointed a successor Agent, the Required Lenders shall be deemed to succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
     SECTION 7.07 Other Agents. Each Lender hereby acknowledges that neither syndication agent nor any other Lender designated as any “Agent” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.
ARTICLE VIII.
MISCELLANEOUS
     SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.
     SECTION 8.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at its address at 20511 Lake Forest Drive, Lake Forest, California 92630-7741, Attention: Tim Leyden and Raymond Bukaty, Telecopier: (949) 672-7589; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Goldman Sachs Credit Partners L.P., c/o Goldman, Sachs & Co., 30 Hudson Street, 17th Floor, Jersey City, New Jersey 07302, Attention: SBD Operations, Attention: Pedro Ramirez, Telecopier: (212) 357-4597, Email and for delivery of final financial statements for posting: gsd.link@gs.com, with a copy to Goldman Sachs Credit Partners L.P., 1 New York

Plaza, New York, New York 10004, Attention: James Balcom, Telecopier: (212) 902-3000; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) So long as GSCP or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at gsd.link@gs.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
          (c) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Agreement or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains material non-public information with respect to the Borrower, its Subsidiaries or their securities shall not be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Agreement contains any such material non-public information, the Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities.
          (d) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
     SECTION 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 8.04 Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable documented out of pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).
          (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, partners, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense has resulted from such Indemnified Party’s gross negligence or bad faith. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The

Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, partners, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. To the extent duplicative of the provisions of Section 2.14, this Section 8.04 shall not apply to Taxes or Other Taxes.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
     SECTION 8.05 Right of Set-off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
     SECTION 8.06 Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
     SECTION 8.07 Assignments and Participations. (a) Each Lender may and, if demanded by the Borrower (so long as no Default shall have occurred and be continuing and following a demand by such Lender pursuant to Section 2.11 or 2.14) upon at least five Business Days’ notice to such Lender and the Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts accrued or payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 7.05 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning

Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
          (d) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each Lender shall, acting for this purpose as an agent of the Borrower, maintain at one of its offices a register substantially similar to the Register (the “Participant Register”) for the recordation of the names and addresses of its participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in its Participant Register with the Borrower or any other person, except as required by applicable law. No sale of participating interests in the rights of a Lender hereunder and under the other Loan Documents shall be effective until properly recorded in the Participant Register.
          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrower received by it from such Lender.
          (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
     SECTION 8.08 Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower and identified as such in writing (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to any assignee or participant or prospective assignee or participant or to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations of the Borrower under this Agreement, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower and (viii) with the consent of the Borrower. In addition, the Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.
     SECTION 8.09 Governing Law. This Agreement and the other Loan Documents (except as otherwise expressly set forth in any such Loan Document), and the rights and obligations of the parties hereunder and thereunder, shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.
     SECTION 8.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 8.11 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby further consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     SECTION 8.12 Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.
     SECTION 8.13 Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
     SECTION 8.14 No Fiduciary Duty. The Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WESTERN DIGITAL TECHNOLOGIES, INC.
By	/s/ Timothy M. Leyden
Name: Timothy M. Leyden
Title: Executive Vice President, Finance

GOLDMAN SACHS CREDIT PARTNERS L.P., as Agent
By	/s/ Walter A. Jackson
Walter A. Jackson
Authorized Signatory

2

Initial Lenders GOLDMAN SACHS CREDIT PARTNERS L.P.
By	/s/ Walter A. Jackson
Walter A. Jackson
Authorized Signatory

3

CITICORP NORTH AMERICA, INC.
By	/s/ J. Gregory Davis
Name: J. Gregory Davis
Title: Authorized Signatory

4

JPMORGAN CHASE BANK, N.A.
By	/s/ David F. Gibbs
	Name:	David F. Gibbs
	Title:	Managing Director

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EXHIBIT A — FORM OF NOTE

U.S.$ ____________________
Dated: ___________, 2007

     FOR VALUE RECEIVED, the undersigned, WESTERN DIGITAL TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of ___(the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the unpaid principal amount of all Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of August 30, 2007 among the Borrower, the Lender and certain other lenders party thereto, Citicorp Global Capital Markets and JPMorgan Chase Bank, N.A., as co-syndication agents, and Goldman Sachs Credit Partners L.P., as Agent for the Lender and such other lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).
     The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest are payable in lawful money of the United States of America to GSCP, as Agent, at the Agent’s Account, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of an Event of Default and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
     Whenever any payment on this Promissory Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest on this Promissory Note; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     This Promissory Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

1

     This Promissory Note and the rights and obligations of the Borrower and the Lender hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

WESTERN DIGITAL TECHNOLOGIES, INC.
By:
Title:

2

ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Principal Paid	Unpaid Principal	Notation
Date	Advance	or Prepaid	Balance	Made By

3